UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Endocyte, Inc.
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Novartis AG
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On October 18, 2018, Novartis AG (“Novartis”) issued an investor presentation in connection with its third quarter 2018 results and its proposed acquisition (the “Proposed Acquisition”) of Endocyte, Inc. (“Endocyte”). Set forth below are excerpts of such presentation relating to the Proposed Acquisition.

Q3 2018 Results Investor Presentation October 18, 2018 Novartis AG Investor Relations

Disclaimer 2 This presentation contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, that can generally be identified by words such as “potential,” “expected,” “will,” “planned,” “pipeline,” “outlook,” or similar expressions, or by express or implied discussions regarding potential new products, potential new indications for existing products, or regarding potential future revenues from any such products; or regarding the potential financial or other impact on Novartis, and the potential strategic benefits, synergies or opportunities expected as a result of the proposed spinoff of our Alcon Division or of the proposed divestiture of certain portions of our Sandoz Division in the US or of the proposed acquisition of Endocyte; or regarding potential future sales or earnings of the Novartis Group or any of its divisions or potential shareholder returns; or by discussions of strategy, plans, expectations or intentions. You should not place undue reliance on these statements. Such forward looking statements are based on our current beliefs and expectations regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward looking statements. There can be no guarantee that any new products will be approved for sale in any market, or that any new indications will be approved for any existing products in any market, or that any approvals which are obtained will be obtained at any particular time, or that any such products will achieve any particular revenue levels. Neither can there be any guarantee that the proposed spinoff of the Alcon Division, or the proposed divestiture of certain portions of our Sandoz Division in the US or the proposed acquisition of Endocyte will receive necessary approvals, or that they will be completed, or completed as currently proposed, or at any particular time. Nor can there be any guarantee that Novartis will be able to realize any of the potential strategic benefits, synergies or opportunities as a result of the proposed transactions. Nor can there be any guarantee that shareholders will achieve any particular level of shareholder returns. Neither can there be any guarantee that the Group, or any of its divisions, will be commercially successful in the future, or achieve any particular credit rating or financial results. In particular, our expectations could be affected by, among other things: global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures and requirements for increased pricing transparency; regulatory actions or delays or government regulation generally, including potential regulatory actions or delays with respect to the development of the products described in this release or with respect to the proposed transactions; the potential that the strategic benefits, synergies or opportunities expected from the proposed transactions may not be realized or may take longer to realize than expected; the inherent uncertainties involved in predicting shareholder returns; the uncertainties inherent in the research and development of new healthcare products, including clinical trial results and additional analysis of existing clinical data; our ability to obtain or maintain proprietary intellectual property protection, including the ultimate extent of the impact on Novartis of the loss of patent protection and exclusivity on key products which commenced in prior years and will continue this year; safety, quality or manufacturing issues; uncertainties regarding actual or potential legal proceedings, including, among others, actual or potential litigations with respect to the proposed transactions, product liability litigation, litigation and investigations regarding sales and marketing practices, intellectual property disputes and government investigations generally; uncertainties involved in the development or adoption of potentially transformational technologies and business models; general political and economic conditions, including uncertainties regarding the effects of ongoing instability in various parts of the world; uncertainties regarding future global exchange rates; uncertainties regarding future demand for our products; and uncertainties regarding potential significant breaches of data security or data privacy, or disruptions of our information technology systems; and other risks and factors referred to in Novartis AG’s current Form 20-F on file with the US Securities and Exchange Commission. Novartis is providing the information in this presentation as of this date and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. Additional Information and Where to Find It This communication may be deemed to be solicitation material in respect of the proposed acquisition of Endocyte by Novartis AG. In connection with the proposed acquisition, Endocyte intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. Stockholders of Endocyte are urged to read these materials (including any amendments or supplements thereto) and all other relevant documents filed with the SEC when such documents become available, including Endocyte’s definitive proxy statement, because they will contain important information about the proposed acquisition. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov, or from Endocyte by going to its investor relations web site at http://investor.endocyte.com/investor-relations Participants in Solicitation Novartis AG and its directors and executive officers, and Endocyte and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Endocyte shares of common stock in respect of the proposed acquisition. Information about the directors and executive officers of Novartis AG is set forth in the excerpts of Novartis AG’s Annual Report for 2017, which was furnished to the SEC on Form 6-K on January 24, 2018 and incorporated by reference into Novartis AG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017. Information about the directors and executive officers of Endocyte is set forth in the proxy statement for Endocyte’s 2018 Annual Meeting of Stockholders, which was filed with the SEC on March 23, 2018. Information regarding interests of Novartis AG’s and Endocyte’s respective participants in the solicitation, will be set forth in the proxy statement relating to the proposed acquisition and other materials to be filed with the SEC in connection with the proposed acquisition.

3 Novartis announces agreement to acquire Endocyte, expanding nuclear medicines platform1 High unmet need in prostate cancer Prostate cancer expected to be USD 11bn market globally in 20242 177Lu-PSMA-617 expected to provide an additional treatment option, in particular for refractory patients First-to-market potential in lead product 177Lu-PSMA-617 potentially first-in-class PSMA radioligand therapy (RLT) in mCRPC; enrollment of Ph3 initiated3 First therapeutic targeting PSMA of any kind, with potential applications for soft tissue, bone disease and prostate cancer Significantly de-risked profile given strong Ph2 and preclinical data, and regulatory discussions4 Expand nuclear medicines platform Adds potential second RLT to follow the successful launch of Lutathera® Potential to further develop 177Lu-PSMA-617 to enter earlier lines of therapy Potential to expand platform via 225Ac-PSMA-617 mCRPC – metastatic castration-resistant prostate cancer PSMA – prostate-specific membrane antigen 1. The acquisition of Endocyte is subject to customary closing conditions, including receipt of regulatory approvals and Endocyte stockholders approval. Until closing, Endocyte will continue to operate as a separate and independent company 2. EvaluatePharma, October 2018 3. Endocyte announced enrollment of first patient on June 5, 2018 4. See Endocyte press releases on June 5, 2018 and September 10, 2018

4 177Lu-PSMA-617 uses a small molecule ligand to target a radioactive atom to PSMA-expressing cancer cells Source: Endocyte Investor Presentation October 2018 RLT that utilizes high affinity targeting ligand to direct potent radiotherapy to prostate cancer cells 177Lu-PSMA-617 pairs PSMA targeting ligand (PSMA-617) to radioactive atom (177Lutetium) “Ligand” is a small molecule designed to bind to PSMA, a protein highly expressed on the cell surface of most prostate cancer cells Once bound, the 177Lutetium atom releases an energetic beta particle that kills the cancer cell

5 Strong Ph2 clinical data PSA PFS 50 patients Overall Survival First 30 patients Patients PSA response % Sustained response rates in Ph2 trial expansion1 PSA PFS and OS correlate to PSA response and compare favorably to historical benchmarks1 Months p-value comparing PSA <50% group to PSA > 50% group; Updated data cut-off since Lancet publication1 Survival Probability <30% 13/50 (26%) >30% 37/50 (74%) >50% 31/50 (62%) 50 00 -50 -100 Survival Probability Source: Endocyte Investor Presentation October 2018 1. Hofman, Michael (2018, June). Lutetium-177 PSMA617 theranostics in mCRPC: interim results of a phase 2 trial. ASCO 2018, Genitourinary cancer P5040

Pivotal Ph3 VISION trial design with FDA agreement to rPFS as alternative primary endpoint to OS[1]

Patient inclusion:

- mCRPC
- Bone and/or soft tissue disease
- PSMA-positive scan (~80%)
- ≥1 prior taxane
- ≥1 prior NAAD[3]


2:1
^{177}Lu-PSMA-617
Best supportive care[2]
Choice of NAAD[3] or not
Best supportive care[2]
Choice of NAAD[3] or not
Stratified for balance

- 750 patients, enrollment initiated
- In September, FDA agreed to rPFS as an alternative primary endpoint to OS as sufficient for full approval[1]
- Key secondary endpoints: ORR, time to symptomatic skeletal events

Source: Endocyte Investor Presentation October 2018 1. Endocyte stated demonstrating benefit in rPFS (radiographic Progression Free Survival) versus control, with no detriment to OS, sufficient for full approval; regardless of the outcome of rPFS assessment, Endocyte intends to continue to follow patients in VISION trial to assess final OS alternative primary endpoint as per Endocyte press release on September 10, 2018 2. Best supportive care - palliative 3. NAAD - novel androgen axis drug (abiraterone or enzalutamide)

6
NOVARTIS

7 Transaction highlights Financing Funded through existing cash Financial Benefits Expected to contribute to Group sales in 2021 Expected IRR well in excess of cost of capital Other Transaction unanimously approved by the Boards of Directors of both companies Closing is subject to Endocyte stockholder approval and satisfaction of customary closing conditions Endocyte stockholders to receive USD 24 per share in cash Values Endocyte at approximately USD 2.1bn on a fully diluted equity basis Consideration

8 Expected next steps Endocyte to file a preliminary proxy statement with the SEC relating to a shareholders meeting to be held to obtain shareholders approval of the transaction Closing by H1 2019, subject to an affirmative vote by Endocyte’s stockholders to adopt the merger agreement and satisfaction of customary closing conditions Novartis transaction Publications on other ongoing investigator initiated clinical trials of 177Lu-PSMA-617 in prostate cancer patients expected in 2018 Endocyte stated rPFS endpoint expected end 2019 and final OS endpoint end 20201 Endocyte development and regulatory status 1. Endocyte Investor Presentation October 2018 Note: The acquisition of Endocyte is subject to customary closing conditions, including receipt of regulatory approvals and Endocyte stockholders approval. Until closing, Endocyte will continue to operate as a separate and independent company